Exhibit 8.1

September 17, 2019

American Express Receivables Financing Corporation III LLC

4315 South 2700 West, Room 1100, 02-01-46

Salt Lake City, Utah 84184

Re:	American Express Credit Account Master Trust

Class A Series 2019-3 2.00% Asset Backed Certificates

Class B Series 2019-3 2.20% Asset Backed Certificates

Ladies and Gentlemen:

We have advised American Express Receivables Financing Corporation III LLC (the “Registrant”) with respect to certain federal income tax aspects of the issuance by the Registrant of the Class A Series 2019-3 2.00% Asset Backed Certificates (the “Class A Certificates”) and the Class B Series 2019-3 2.20% Asset Backed Certificates (the “Class B Certificates” and, together with the Class A Certificates, the “Certificates”). The Certificates will be issued pursuant to a Fourth Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2018, as amended from time to time, and the Series 2019-3 Supplement, expected to be dated as of September 23, 2019, as more particularly described in the prospectus, dated September 17, 2019 (the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form SF-3 (File Nos. 333-228921 and 333-228921-01) as filed by the Registrant with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on December 20, 2018, and declared effective on March 26, 2019 (the “Registration Statement”). Such advice conforms to the description of selected federal income tax consequences to holders of the Certificates that appears under the headings “Summary of Series Terms—Tax Status” and “Tax Matters” in the Prospectus. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion the description is accurate in all material respects, and we hereby confirm and adopt as our opinion the opinions set forth therein.

American Express Receivables Financing Corporation III LLC

September 17, 2019

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP